Exhibit 10.1

AMEDISYS HOLDING, L.L.C.

SEVERANCE PLAN

FOR

CHIEF EXECUTIVE OFFICER

JANUARY 2022

1.     Purpose. The purpose of this Amedisys Holding, L.L.C. Severance Plan for the Chief Executive Officer (this “Plan”) is to provide a fair framework in the event of the termination of employment in certain circumstances for the Chief Executive Officer of the Company. This document supersedes any prior plan, program or arrangement that provides severance benefits to the Covered Executive (as defined below) eligible for benefits under this Plan. This document is intended to serve both as the official plan document and the summary plan description for this Plan. The Plan is sponsored by Amedisys Holding, L.L.C. (“Company”). The Company is the Plan Administrator.

2.     Covered Executive. To be eligible for benefits under this Plan an executive must (1) be employed by the Company in the position of Chief Executive Officer; and (2) have executed and delivered to the Company (and not have revoked or attempted to revoke) the Company’s Executive Protective Covenants Agreement (“EPCA” or other similarly named agreement) (the “Covered Executive”).

This Plan shall not be applicable to any employee who is a party to a separate employment agreement with the Company.

3.     Definitions.

(a)    Cause. “Cause,” as it applies to the determination by the Company to terminate the employment of the Covered Executive, shall mean any one or more of the following: (i) Covered Executive’s default or breach of any of the provisions of any agreement that the Covered Executive may have with the Company or any affiliate or subsidiary; (ii) Covered Executive engages in an act or series of acts constituting fraud, abuse, dishonesty, embezzlement, destruction or theft of Company property, or breach of the duty of loyalty owed by Covered Executive to the Company; (iii) Covered Executive’s violation of any applicable laws, rules or regulations (including, without limitation, all Medicare and other health care laws, rules and regulations pertaining to the provision of home health care, hospice or any other services provided by the Company); (iv) Covered Executive’s furnishing materially false, inaccurate, misleading or incomplete information to the Company; (v) Covered Executive engages in an act or series of acts constituting a material breach of the Company’s Code of Ethical Business Conduct, the Company’s employee handbook or any other Company policy; (vi) Covered Executive’s willful failure to follow reasonable and lawful directives of Covered Executive’s supervisor, or any of the Company’s senior executive officers, which are consistent with Covered Executive’s job responsibilities and performance; or (vii) Covered Executive’s failure to satisfy the requirements of Covered Executive’s job, regardless whether or not such failure is willful, including the failure to satisfy the objectives of any action plan or performance improvement plan that Covered Executive may be under. In the event of a termination by the Company for Cause, Covered Executive shall have no right to any severance benefits under this Plan.

(b)    Code. “Code” shall mean the United States Internal Revenue Code of 1986, as amended, or any successor provision of law, and the regulations promulgated thereunder.

(c)    Good Reason. “Good Reason,” as it applies to the determination by the Covered Executive to terminate Covered Executive’s employment with the Company at his or her initiative shall mean the occurrence of any of the following events without Covered Executive’s written consent: (i) Covered Executive suffers a material diminution in authority, responsibilities, or duties; or (ii) Covered Executive suffers a material reduction in base salary other than in connection with a proportionate reduction in the base salaries of all similarly situated senior officer-level employees. Good Reason shall not be deemed to have occurred unless (i) Covered Executive provides the Company with notice of one of the conditions described above within 90 days of the existence of the condition, (ii) the Company is provided at least 30 days to cure the condition and fails to cure same within such 30 day period and (iii) Covered Executive terminates employment within at least 150 days of the existence of the condition.

(d)    Employment Termination. “Employment Termination” shall mean the Covered Executive no longer being an employee of the Company as a result of a termination by the Company without Cause or by Covered Executive with Good Reason.

(e)    Change in Control. A “Change in Control” shall be deemed to have occurred if:

a.    any person or entity, including a “group” as defined in Section 13(d)(3) of the Exchange Act or in Section 409A of the Code, other than the Company or a wholly-owned Subsidiary, or any employee benefit plan of the Company or any Subsidiary, becomes the beneficial owner of the Company’s securities having 50% or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election of directors of the Company (other than as a result of an issuance of securities initiated by the Company in the ordinary course of business); or

b.    as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sales of assets or contested election, or any combination of the foregoing transactions, after the transaction less than a majority of the combined voting power of the then outstanding securities of the Company, or any successor corporation or cooperative or entity, entitled to vote generally in the election of the directors of the Company, or other successor corporation or other entity, are held in the aggregate by the holders of the Company’s securities who immediately prior to the transaction had been entitled to vote generally in the election of directors of the Company; or

c.    during any period of 12 consecutive months, individuals who at the beginning of the period constitute the Board of Directors (the “Board”) cease for any reason to constitute at least a majority of the Board, unless the election, or the nomination for election by the Company’s stockholders, of each director of the Company first elected during the relevant 12 month period was approved by a vote of at least 2/3 of the directors of the Company then still in office who were directors of the Company at the beginning of that period.

4.     Result of Termination by the Company without Cause or by Covered Executive with Good Reason Prior to a Change in Control. The following provisions shall apply should the Company terminate the Covered Executive’s employment without Cause or should the Covered Executive terminate Covered Executive’s employment with Good Reason:

(a)    Salary and Bonus. The Company shall pay to Covered Executive an amount equal to two (2) times the sum of (A) the Covered Executive’s base salary, as in effect on the date of Employment Termination (or in the event a reduction in base salary is a basis for a termination with Good Reason, then the base salary in effect immediately prior to such reduction) and (B) the greater of (x) an amount equal to the cash bonus earned by the Covered Executive for the previous fiscal year or (y) an amount equal to the Covered Executive’s short-term incentive bonus target percentage for the fiscal year of the Employment Termination times the Covered Executive’s base salary, as in effect on the date of the Employment Termination (or, in the event a reduction in base salary is a basis for termination for Good Reason, then the base salary in effect immediately prior to such reduction), which amount shall be payable in substantially equal monthly installments in accordance with the Company’s normal payroll practices for a period of 12 months and which payments shall commence in accordance with the provisions of Section 6, herein (unless otherwise required to be paid in accordance with Section 7 below).

(b)    Stock Vesting. Any unvested equity awards issued in the name of Covered Executive as of the date of termination, will vest in accordance with the terms contained in the applicable Award Agreement for such awards.

5.     Termination by the Company without Cause or Termination by Covered Executive with Good Reason Following a Change in Control. The following provisions shall apply should the Company terminate a Covered Executive’s employment without Cause or should a Covered Executive terminate Covered Executive’s employment with Good Reason, in either case within two years following a Change in Control (as defined above):

(a)    Salary and Bonus. The Company shall pay to Covered Executive (i) an amount equal to three (3) times the sum of (A) the Covered Executive’s base salary, as in effect on the date of Employment Termination (or in the event a reduction in base salary is a basis for a termination with Good Reason, then the base salary in effect immediately prior to such reduction) and (B) the greater of (x) an amount equal to the cash bonus earned by the Covered Executive for the previous fiscal year or (y) an amount equal to the Covered Executive’s short-term incentive bonus target percentage for the fiscal year of the Employment Termination times the Covered Executive’s base salary, as in effect on the date of the Employment Termination (or, in the event a reduction in base salary is a basis for termination for Good Reason, then the base salary in effect immediately prior to such reduction), which amount shall be payable in a lump sum on the date or dates specified in Section 6, herein (unless otherwise required to be paid in accordance with Section 7 below).

(b)     Stock Vesting. Any unvested equity awards issued in the name of Covered Executive as of the occurrence of a Change in Control will vest in accordance with the provisions of the Amedisys, Inc. 2018 Omnibus Incentive Compensation Plan, as the same may be amended from time to time, or any successor plan thereto.

6.     Release of Claims. The Company’s obligations under this Plan are contingent upon Covered Executive’s executing (and not revoking during any applicable revocation period) a valid, enforceable, full and unconditional release of all claims Covered Executive may have against the Company, Amedisys, Inc. and their respective directors, officers, employees, subsidiaries, stockholders, successors, assigns, agents, representatives subsidiaries and affiliates (whether known or unknown) as of the date of Employment Termination in such form as provided by the Company no later than 60 days after the date of Employment Termination (such 60-day period, the “Release Execution Period”). If the foregoing release is executed and delivered and no longer subject to revocation within 60 days after the date of Employment Termination, then the following shall apply:

(a)    To the extent any payments due to Covered Executive under this Plan are not “deferred compensation” for purposes of Section 409A of the Code then such payments shall commence upon the first payroll date immediately following the date the release is executed and no longer subject to revocation (the “Release Effective Date”); provided, however, if the Release Execution Period begins in one taxable year and ends in another taxable year, payment shall not be made until first payroll date that (i) occurs in the second taxable year, and (ii) follows the Release Effective Date. The first such cash payment shall include payment of all amounts that otherwise would have been due prior to the Release Effective Date under the terms of this Plan had such payments commenced after the date of Employment Termination, and any payments to be made thereafter shall continue as provided herein. The delayed payments shall in any event expire at the time such payments would have expired had such payments commenced after the date of Employment Termination.

(b)    To the extent any payments due to Covered Executive under this Plan above are “deferred compensation” for purposes of Section 409A, then such payments shall commence upon the first payroll date immediately following the expiration of the Release Execution Period. The first such cash payment shall include payment of all amounts that otherwise would have been due prior thereto under the terms of this Plan had such payments commenced after the date of Employment Termination, and any payments to be made thereafter shall continue as provided herein. The delayed payments shall in any event expire at the time such payments would have expired had such payments commenced immediately following the date of Employment Termination.

7.     Section 409A. Notwithstanding any provisions in this Plan to the contrary, if at the time of the Employment Termination the Covered Executive is a “specified employee” as defined in Section 409A and the deferral of the commencement of any payments or benefits otherwise payable as a result of such Employment Termination is necessary to avoid the additional tax under Section 409A, the Company will defer the payment or commencement of the payment of any such payments or benefits (without any reduction in such payments or benefits ultimately paid or provided to Covered Executive) until one day after the day which is six months from the date of Employment Termination. Any monthly payment amounts deferred will be accumulated and paid to Covered Executive (without interest) six months after the date of Employment Termination in a lump sum, and the balance of payments due to Covered Executive will be paid as otherwise provided in this Plan. Each monthly payment described in this Plan is designated as a “separate payment” for purposes of Section 409A and, subject to the six-month delay, if applicable, and the first monthly payment shall commence on the payroll date as in effect on termination following the termination. For purposes of this Plan, a termination of employment means a separation from service as defined in Section 409A. No reimbursement payable to Covered Executive pursuant to any provisions of this Plan or pursuant to any plan or arrangement of the Company shall be paid later than the last day of the calendar year following the calendar year in which the related expense was incurred, and no such reimbursement during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A. This Plan will be interpreted, administered and operated in accordance with Section 409A, although nothing herein will be construed as an entitlement to or guarantee of any particular tax treatment to Covered Executive.

8.    Claims Procedure. The claims procedures for the Plan are set forth in Appendix 1 attached hereto, which is hereby incorporated in the Plan by reference hereof, which may be amended and/or restated by an officer of the Company to the extent needed to comply with applicable law.

9.    Additional Important Information. The name of the Plan is the Amedisys Holding, L.L.C. Severance Plan for the Chief Executive Officer.

The sponsor of the Plan is Amedisys Holding, L.L.C. and its employer identification number is 36-4576454. The sponsor’s address and telephone number are 3854 American Way, Suite A, Baton Rouge, LA 70816, (888) 777-4312.

Amedisys Holding, L.L.C. also serves as the Plan Administrator under ERISA for the Plan, and can be contacted at 3854 American Way, Suite A, Baton Rouge, LA 70816, (888) 777-4312.

The agent for service of process for the Plan is Secretary, Amedisys Holding, L.L.C., 209 10th Avenue South, Suite 512, Nashville, TN 37203.

The Plan shall be unfunded for federal tax purposes and is intended to be an unfunded arrangement for eligible Employees who are part of a select group of management or highly compensated Employees of the Company within the meaning of Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA. The Company shall not be required to establish any special or separate fund or to segregate any assets to assure the performance of its obligations under the Plan. Any amounts set aside to defray the liabilities assumed by the Company will remain the general assets of the Company and shall remain subject to the claims of the Company’s creditors until such amounts are distributed to the Covered Executive.

Severance benefits under the Plan may not be assigned, transferred or pledged to a third party.

10.    At-Will Employment. No provision of the Plan is intended to provide any Covered Executive with any right to continue as an employee or in any other capacity with the Company, for any specific period of time, or otherwise affect the right of the Company to terminate the employment or service of any individual at any time for any reason with or without cause.

11.    Amendment and Termination. Subject to compliance with Section 409A and Section 7 hereof, the Company reserves the right in its discretion to terminate the Plan and to amend the Plan in any manner at any time. Any such action will be in writing and signed by the Chief Human Resources Officer of the Company or such other persons as he or she shall designate. Oral or other informal communications made by the Company or its representatives shall not give rise to any rights or benefits other than those contained in the Plan described herein, and such communications will not diminish the Company’s rights to amend or terminate the Plan in any manner.

This document is executed as of this 6th day January, 2022.

AMEDISYS HOLDING, L.L.C.

By:	AMEDISYS, INC.
Its Sole Member and Manager

By:	/s/ Sharon Brunecz
Sharon Brunecz
Chief Human Resources Officer

Appendix 1

Claims

Section 1.1 Claims Procedure.

(a)    Initial Claims and Definitions. It shall not be necessary for a Covered Executive or beneficiary who has become entitled to receive an amount payable hereunder to file a claim for such amount with any person as a condition precedent to receiving a distribution of such amount. However, any Covered Executive or beneficiary who believes that he or she has become entitled to a benefit hereunder and who has not received, or commenced receiving, a distribution of such benefit, or who believes that he or she is entitled to a benefit hereunder in excess of the amount which he or she has received, or commenced receiving, may file a written claim for such benefit with the Plan Administrator at any time on or prior to the end of the fiscal year next following the fiscal year in which he or she allegedly became entitled to receive a distribution of such benefit. A written claim for any benefit under the Plan must be filed with the Plan Administrator before payment of a benefit may commence. The filer of a claim is referred to in Sections 1.1 and 1.2 of this Appendix 1 as the “Claimant.” The Plan Administrator may require a Claimant to furnish information that may be reasonably needed by the Plan Administrator to process the Claimant’s claim and to reach a decision upon such claim.

(b)    Content of Notice of Denial. To the extent that a claim is denied, the Plan Administrator will notify the Claimant by providing a written or electronic notice (an electronic notice must comply with 29 CFR § 2520.104b-1(c)(1)(i), (iii) and (iv)) within the applicable period prescribed by this Section 1.1 that sets forth:

(1)    The specific reason(s) for the denial;

(2)    A reference to the specific Plan provisions on which the denial was based;

(3)    A description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary;

(4)    A description of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) following a denial on review.

(c)    Timing of Benefit Determination.

(1)    If a claim is denied, the Claimant will be notified not later than 90 days after the Plan’s receipt of the Claimant’s claim.

(2)    If the Plan Administrator determines that an extension of time for processing the claim is required due to special circumstances, the Plan Administrator will provide written notice of the extension to the Claimant prior to the termination of the initial 90-day period, and the written notice will indicate the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render a decision.

(d)    Calculating Time Periods. For purposes of Section 1.1, the period of time within which a benefit determination is required to be made will begin at the time a claim is filed in accordance with this claims procedure, without regard to whether all the information necessary to make a benefit determination accompanies the filing.

Section 1.2 Claims Review Procedure.

(a)    Appeal of Adverse Benefit Determination. If a Claimant wants to request a review of an adverse benefit determination, the Claimant must, within 60 days following receipt of a notification of an adverse benefit determination issued under Section 1.1, appeal in writing to the Plan Administrator. In conducting a review requested pursuant to this Section 1.2, the Plan Administrator must allow the Claimant the opportunity to submit written comments, documents, records, and other information relating to the claim, and the Plan Administrator will take into account all comments, documents, records, and other information submitted by the Claimant relating to the claim, regardless of whether such information was submitted or considered in making the initial benefit determination under Section 1.1. Upon request and free of charge, the Claimant will be provided reasonable access to, and copies of, all documents, records and other information “relevant” to the Claimant’s claim for benefits, provided that a document, record or other information will be considered “relevant” to a claim if such document, record or other information:

(1)    was relied upon in making the benefit determination;

(2)    was submitted, considered, or generated in the course of making the benefit determination, without regard to whether such document, record, or other information was relied upon in making the benefit determination; or

(3)    demonstrates compliance with the administrative processes and safeguards in making the benefit determination.

(b)    Content and Notice of Benefit Determination. To the extent that an adverse benefit determination (a denial) is made on review with respect to a claim, the Plan Administrator will notify the Claimant by providing a written or electronic notice (an electronic notice must comply with 29 CFR § 2520.104b-1(c)(1)(i), (iii), and (iv)) within the applicable period prescribed by this Section 1.2 that sets forth:

(1)    The specific reason for the adverse determination;

(2)    A reference to the specific Plan provisions on which the determination was based;

(3)    A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits; and

(4)    A statement of the Claimant’s right to bring a civil action in court under Section 502(a) of ERISA.

(c)    Timing of Benefit Determination. The following procedures will be used by the Plan Administrator to govern the processing of any claim for which an adverse benefit determination is made on review:

(1)    The written notification required by this Section 1.2 will be provided to the Claimant not later than 60 days after the Plan’s receipt of the Claimant’s request for review of the adverse benefit determination.

(2)    If the Plan Administrator determines that special circumstances require an extension of time for processing the claim, the Plan Administrator will provide written notice of the extension to the Claimant prior to the termination of the initial 60-day period, and the written notice will indicate the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render a decision.”

(d)    Calculating Time Periods. For purposes of this Section 1.2, the period of time within which a benefit determination on review is required to be made will begin at the time an appeal is filed with the Plan Administrator in accordance with this claims review procedure, without regard to whether all the information necessary to make a benefit determination on review accompanies the filing.

In the event the period of time is extended due to a Claimant’s failure to submit information necessary to decide a claim, the period for making the benefit determination on review will be tolled from the date on which the extension notice is sent to the Claimant until the date on which the Claimant responds to the request for additional information.

(e)    Furnishing Documents. In the case of an adverse benefit determination on review under this Section 1.2, the Plan Administrator will provide access to, and copies of, documents, records, and other information described in this Section 1.2 as is appropriate and required.

(f)    Authority of Plan Administrator. Notwithstanding any Plan provision(s) to the contrary, the Plan Administrator will have the power, discretion and authority to make a final, binding interpretation of the terms, provisions, conditions and limitations of the Plan and the application and administration thereof, and to make a final, binding determination under this Section 1.2 regarding any person’s eligibility for or entitlement to any benefit or payment under the Plan. Further, a benefit under the Plan will only be paid if the Plan Administrator decides in its discretion that the benefit is payable.